CUTWATER SELECT INCOME FUND

INVESTMENT ADVISORY AGREEMENT

            AGREEMENT, made by and between CUTWATER SELECT INCOME
FUND, a Delaware statutory trust (hereinafter called the "Fund"), and Cutwater Investor Services Corp., a Delaware corporation (hereinafter called the "Investment Adviser").

W I T N E S S E T H:


            WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company
Act of 1940 (the "1940 Act") and engages in the business of investing and reinvesting its assets in securities, and the Investment Adviser is a registered Investment Adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and engages in the business of providing investment management services; and
            WHEREAS, the Fund has selected the Investment Adviser to serve as the investment adviser for the Fund; and
            NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:
            1. The Fund hereby employs the Investment Adviser to manage the investment and reinvestment of the Fund's assets and to administer its affairs, subject to the direction of the Board of Trustees and officers of the Fund for the period and on the terms hereinafter set forth. The Investment Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Investment Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Fund in any way, or in any way be deemed an agent of the Fund. The Investment Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board of Trustees of the Fund with such information and reports regarding the Fund's investments as the Investment Adviser deems appropriate or as the Trustees of the Fund may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Investment Adviser may retain as a sub-adviser to the Fund, at the Investment Adviser's own expense, any investment adviser registered under the Advisers Act.
            2. The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes. Officers and employees of the Investment Adviser may be trustees, directors, officers and employees of the funds of which the Investment Adviser serves as investment adviser. Officers and employees of the Investment Adviser who are directors, officers and/or employees of the Fund shall not receive any compensation from the Fund for acting in such dual capacity.
            In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Fund and Investment Adviser may share facilities common to each, with appropriate proration of expenses between them.
            3. (a) The Investment Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to the primary objective of obtaining the best available prices and execution, the Investment Adviser will place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time, including brokers who provide statistical, factual and financial information and services to the Fund, to the Investment Adviser, or to any other fund for which the Investment Adviser provides investment advisory services. Broker-dealers who sell shares of the funds of which the Investment Adviser is investment adviser shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and National Association of Securities Dealers, Inc.
                  (b)  Notwithstanding the provisions of
subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Fund, the Investment Adviser is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction in such instances where the Investment Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser's overall responsibilities with respect to the Fund and to other funds for which the Investment Adviser exercises investment discretion.
            4. As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser from the Fund's assets each month an investment advisory fee at the annualized rate of 0.50% of the first $100,000,000 of the net asset value of the Fund on the last day of such month and 0.40% of the net asset value of the Fund on the last day of such month in excess of $100,000,000. The net asset value of the Fund shall be defined as the total assets of the Fund, less its liabilities, and shall be determined in accordance with any instructions of the Board of Trustees.
                  If this Agreement shall become effective subsequent to the first day of the month, or shall terminate before the last day of the month, the Investment Adviser's compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average of the weekly net asset values of the Fund during such fraction of a month (or if none, to the net asset value of the Fund as calculated on the last day of the preceding month on which the New York Stock Exchange was open for trading) and in the proportion that such fraction of a month bears to the entire month.
            If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month.
            5. The services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.
            6. The Investment Adviser, its officers, employees, and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Fund or to any other investment company, corporation, association, firm or individual.
            7. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the performance of duties of the Investment Adviser to the Fund, the Investment Adviser shall not be subject to liabilities to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.
            8. This Agreement shall be executed and become effective as of the date written below. The Agreement will continue in effect for an initial term of two years from the Effective Date (defined below) and may continue thereafter from year to year if specifically approved at least annually by the "vote of a majority of the outstanding voting securities" of the Fund or by the Board and, in either event, by the vote of a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for such purpose. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of Trustees of the Fund who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of a penalty, on sixty days' written notice to the Investment Adviser of the Fund's intention to do so, pursuant to action by the Board of Trustees of the Fund or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Investment Adviser may terminate this Agreement at any time, without the payment of penalty on sixty days' written notice to the Fund of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.
            9. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.
            10. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning defined in the 1940 Act.
            IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers thereunto duly authorized all as of January 2, 2015
(the "Effective Date").

  Cutwater Select Income Fund

By:   /s/ Clifford Corso
  Clifford Corso
  President



  Cutwater Investor Services Corp.

By:   /s/ Clifford Corso
  Clifford Corso
  President